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                                                                    EXHIBIT 99.1

BNSF

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                                                                            NEWS

Contact:  Richard Russack                                 FOR IMMEDIATE RELEASE
          (817) 352-6425

                     Burlington Northern Santa Fe Reports
                            Second Quarter Results

     . Adjusted earnings of $0.60 per diluted share -- up 11 percent from second quarter 1999 adjusted earnings of $0.54 per diluted share.

     . Revenues of $2.24 billion, an increase of $46 million or 2 percent over second quarter 1999 revenues of $2.19 billion.

     . Second quarter adjusted operating income of $525 million -- $3 million higher than second quarter 1999 adjusted operating income of $522 million. Adjusted second quarter operating expenses were $43 million higher than 1999, including a $50 million increase in fuel expenses.

     . Second quarter 2000 results include adjustments for pre-tax special items of $42 million ($26 million after-tax) primarily related to the reduction and redeployment of employees.

     FORT WORTH, Texas, July 25, 2000 - - Burlington Northern Santa Fe Corporation (BNSF) (NYSE: BNI) today reported adjusted second quarter 2000 earnings of $0.60 per share on a diluted basis, an 11 percent increase from second quarter adjusted 1999 earnings of $0.54 per share.

     "Double-digit revenue increases in our intermodal and automotive business units resulted in a 2 percent increase in overall revenues despite sluggish coal and agricultural commodity demand," said Robert D. Krebs, BNSF Chairman and Chief Executive Officer. "The revenue increase, capital and expense control initiatives, and the favorable impact of share repurchases
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resulted in strong earnings per share growth and generated more than $200 million of free cash flow during the quarter."

                                    -more-
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BNSF 2Q Earnings / Page Two

     Revenues of $2.24 billion for the 2000 second quarter were $46 million higher than the 1999 second quarter. Intermodal revenues increased $57 million, or 10 percent, to $654 million principally reflecting higher international volumes. Automotive revenues improved $22 million, or 20 percent, to $134 million, primarily due to growth in vehicle shipments. Carload revenues reached $658 million, an increase of $16 million, or 3 percent, from last year due to increases in most sectors. Coal revenues declined $19 million, or 3 percent, to $525 million due to the effect on demand of mild weather and high customer stockpiles. Agricultural commodity revenues decreased $24 million, or 8 percent, to $263 million, primarily due to weak Pacific Northwest and Mexico corn exports.

     Adjusted operating expenses of $1.71 billion were $43 million, or 3 percent, higher than 1999. Fuel expense was $50 million higher than 1999, despite a 1 percent decrease in consumption, as the average cost of diesel fuel per gallon, excluding hedge effects, increased 34 cents to 86 cents. Most other expense categories were down modestly, despite a 3 percent increase in volume.

     Adjusted operating income increased to $525 million for the second quarter 2000 from $522 million for the same period in 1999. The adjusted operating ratio increased slightly to 76.5 percent for the second quarter 2000 compared with an adjusted operating ratio of 76.2 percent for 1999.

Special Items

     During the second quarter 2000, BNSF recorded pre-tax expense of $42 million ($26 million after-tax), primarily related to the reduction and redeployment of employees, which should result in annual savings of about $10 million when fully implemented. The expense included $25 million for the reduction of approximately 200 positions and the redeployment of approximately 60 employees to a joint dispatching center in Kansas City, Kansas, in coordination with Union Pacific Railroad and the Kansas City Terminal Railway, and $17 million for the loss of previously earned state tax incentives due to lower employment levels.

                                    -more-
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BNSF 2Q Earnings / Page Three

Six Month 2000 Results

     BNSF's adjusted earnings for the six months ended June 30, 2000, were $1.14 per diluted share, a 10 percent increase from 1999 adjusted earnings of $1.04 per diluted share. Revenues for the six months ended June 30, 2000, were $4.5 billion, up $101 million or 2 percent. Adjusted operating expenses of $3.4 billion for the six months ended June 30, 2000, increased by $68 million or 2 percent. Fuel expense was $96 million higher than 1999, despite a 1 percent decrease in consumption, due to higher fuel prices. Adjusted operating income was $1.04 billion for the first six months of 2000 compared with $1.00 billion for 1999. The adjusted operating ratio improved to 76.9 percent for 2000 compared with 77.1 percent a year earlier.

Common Stock Repurchases

     During the second quarter, BNSF repurchased 21.6 million shares at an average price of $24.04 per share, bringing total repurchases under BNSF's 90 million share-repurchase program to 75.4 million shares through June 30, 2000, at an average price of $25.78 per share since the program was initially approved in July 1997.

     Through The Burlington Northern and Santa Fe Railway Company, headquartered in Fort Worth, Texas, BNSF operates one of the largest rail networks in North America, with approximately 33,500 route miles of track covering 28 states and two Canadian provinces.

     Consolidated financial statements follow.

Statements made in this release concerning predictions or expectations of financial or operational performance, or concerning other future events or results, are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from that projected in those statements. Important factors that could cause such differences include those listed in the Management's Discussion and Analysis sections of BNSF's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission.
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Burlington Northern Santa Fe Corporation
Consolidated Statement of Income
(Unaudited.  In millions, except per share data)

                                             Three Months Ended                 Six Months Ended
                                                   June 30,                          June 30,
                                           -----------------------          ------------------------
Adjusted (a)                                 2000           1999              2000            1999
------------                               -------         -------          -------          -------
Revenues                                   $ 2,235         $ 2,189          $ 4,473          $ 4,372
                                           -------         -------          -------          -------

Operating Expenses
  Compensation and benefits                    677             679            1,375            1,369
  Purchased services                           227             231              458              460
  Depreciation and amortization                223             222              445              441
  Equipment rents                              176             181              355              374
  Fuel                                         219             169              430              334
   Materials and other                         188             185              375              392
                                           -------         -------          -------          -------
      Total Operating Expenses               1,710           1,667            3,438            3,370
                                           -------         -------          -------          -------

Operating Income                               525             522            1,035            1,002
Interest Expense                               115              98              219              192
Other Income (Expense) - Net                    (8)            (12)             (23)             (21)
                                           -------         -------          -------          -------

Income Before Income Taxes                     402             412              793              789
Income Tax Expense                             153             155              301              296
                                           -------         -------          -------          -------

Net Income                                 $   249         $   257          $   492          $   493
                                           =======         =======          =======          =======

Earnings Per Share
  Basic Earnings Per Share                 $  0.60         $  0.55          $  1.14          $  1.05
                                           -------         -------          -------          -------
  Diluted Earnings Per Share               $  0.60         $  0.54          $  1.14          $  1.04
                                           -------         -------          -------          -------

Average Shares Outstanding
  Basic                                      417.1           467.5            430.7            468.4
                                           =======         =======          =======          =======
  Diluted                                    418.4           471.5            432.0            473.0
                                           =======         =======          =======          =======

          Operating Ratio                     76.5%           76.2%            76.9%            77.1%
                                           -------         -------          -------          -------

(a) 2000 earnings adjusted to exclude special items of $42 million ($26 million after-tax) related to the reduction and redeployment of employees. Including the special items, second quarter and year-to-date earnings per share would have been $0.53 and $1.08, respectively, on a diluted basis.

     1999 earnings adjusted to exclude special items of $31 million ($19 million after-tax) which included adjustments for reorganization costs and environmental expenses, partially offset by a credit for the reversal of liabilities associated with the consolidation of certain clerical work-forces. Including the special items, second quarter and year-to-date earnings per share would have been $0.50 and $1.00, respectively, on a diluted basis.
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Burlington Northern Santa Fe Corporation
(Unaudited. In millions)

Condensed Consolidated Balance Sheet

                                                                June 30,              December 31,
                                                                  2000                   1999
                                                                --------              ------------
Assets

 Cash and cash equivalents                                      $     26                  $     22
 Other current assets                                                941                     1,044
                                                                --------              ------------
   Total current assets                                              967                     1,066

 Properties and other assets                                      22,929                    22,634
                                                                --------              ------------

 Total Assets                                                   $ 23,896                  $ 23,700
                                                                ========              ============

Liabilities and Stockholders' Equity

 Long-term debt and commercial paper due within one year        $    385                  $    158
 Other current liabilities                                         1,832                     1,917
 Long-term debt and commercial paper                               6,311                     5,655
 Deferred income taxes                                             6,208                     6,097
 Other liabilities                                                 1,712                     1,701
 Stockholders' equity                                              7,448                     8,172
                                                                --------              ------------

 Total Liabilities and Stockholders' Equity                     $ 23,896                  $ 23,700
                                                                ========              ============

Condensed Consolidated Cash Flow Information

                                                                         Six Months Ended
                                                                              June 30,
                                                                ----------------------------------
                                                                   2000                   1999
                                                                ----------            ------------
Cash provided by operating activities                              $ 1,054                $ 1,018
Cash used for capital expenditures                                    (651)                  (888)
Other investing activities                                             (93)                  (396)
Dividends paid                                                        (108)                  (113)
                                                                ----------            ------------
    Free Cash Flow (Deficit) after Dividends Paid                      202                   (379)

Purchase of BNSF common stock                                       (1,103)                  (334)
Other financing activities                                              21                     87
                                                                ----------            ------------

Net Debt Incurred                                                  $  (880)               $  (626)
                                                                ==========            ===========

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Burlington Northern Santa Fe Corporation
Supplemental Data
(Unaudited)

                                                            Three Months Ended         Six Months Ended
                                                                  June 30,                  June 30,
                                                           --------------------      --------------------
                                                             2000         1999         2000         1999
                                                           -------      -------      -------      -------
Revenues (In millions)

Carload                                                    $   658      $   642      $ 1,303      $ 1,261
Intermodal                                                     654          597        1,272        1,169
Coal                                                           525          544        1,054        1,109
Agricultural Commodities                                       263          287          585          597
Automotive                                                     134          112          258          220
                                                           -------      -------      -------      -------
Total Freight Revenues                                       2,234        2,182        4,472        4,356
Other Revenues                                                   1            7            1           16
                                                           -------      -------      -------      -------

Total Revenues                                             $ 2,235      $ 2,189      $ 4,473      $ 4,372
                                                           =======      =======      =======      =======

Adjusted operating ratio                                      76.5%        76.2%        76.9%        77.1%
Revenue ton miles (billions)                                 119.7        120.2        240.7        239.2
Freight revenue per thousand revenue ton miles             $ 18.66      $ 18.15      $ 18.58      $ 18.21
Cars/Units (thousands)                                       2,012        1,950        4,000        3,876
Average freight revenue per car/unit                       $ 1,110      $ 1,119      $ 1,118      $ 1,124
Employees (average)                                         40,021       43,386       39,638       42,988